Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

DIGITALBRIDGE GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, $0.01 par value per share	Other	5,500,000(2)	$16.89(3)	$92,895,000(3)	$0.00014760	$13,711.30
	Total Offering Amounts					$92,895,000		$13,711.30
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$13,711.30

(1)	Represents shares offered by the DigitalBridge Group, Inc. 2024 Omnibus Stock Incentive Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Represents 5,500,000 shares of Class A common stock available for issuance under the DigitalBridge Group, Inc. 2024 Omnibus Stock Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Class A common stock of the Registrant as reported on the New York Stock Exchange on April 25, 2024, which was $16.89 per share.